EXHIBIT 77(c)

TRANSAMERICA FUNDS
RESULTS OF SHAREHOLDER PROXIES (UNAUDITED)

At the Special Meetings of Shareholders held on August 29, 2014, the results of the Proposals were as follows:

Transamerica Global Equity (formerly Transamerica Multi-Manager International Portfolio):

Proposal I - To approve an amended and restated investment advisory agreement with TAM

	Shares Voted	% of Voted	% of Total
For	7,850,113.775	88.680	44.735
Against	412,275.466	4.657	2.349
Abstain	589,778.968	6.663	3.361
Total	8,852,168.210	100.000	50.445

Proposal II: To approve the Fund’s use of the Manager of Managers exemptive order available to TAM and the Trust

	Shares Voted	% of Voted	% of Total
For	6,174,815.222	69.755	35.188
Against	2,078,866.222	23.484	11.847
Abstain	598,480.765	6.761	3.411
Total	8,852,162.210	100.000	50.445

Proposal III - To approve a new sub-advisory agreement with Rockefeller & Co.

	Shares Voted	% of Voted	% of Total
For	7,876,713.286	88.981	44.886
Against	368,287.304	4.160	2.099
Abstain	607,164.619	6.859	3.460
Total	8,852,165.210	100.000	50.445